Exhibit 10.9

RETENTION AGREEMENT

This Retention Agreement dated effective June 5, 2000 (the “Agreement”) describes PacifiCorp’s (the “Company”) offer of certain pay and benefits to A. Richard Walje (“Executive”), subject to the satisfaction of the terms and conditions of this Agreement. This Agreement is intended to provide Executive with incentives that encourage Executive’s continuation of employment with PacifiCorp or an affiliate.

1.	Retention Benefits for Continuation in Employment.

Subject to your execution of this Agreement and acceptance of your assignment to the position of Vice President and CIO, the Company offers you the following retention pay and benefits (collectively, the “Retention Pay and Benefits”) subject to the terms and conditions stated in this Agreement, in any applicable stock option agreement, or any related stock or benefits plan:

1.1      Retention Pay. A cash award of $104,000, less applicable withholdings, (“Retention Pay”) will be paid to you if you continue your employment with the Company or an affiliate through December 1, 2001. Payment will be made to you as soon as practicable following that date.

1.2      SERP Retention Benefit. The Supplemental Executive Retirement Plan 1996 Restatement (the “SERP”) will be amended to provide you a retention benefit (the “SERP Retention Benefit”) equal to the difference between your regular SERP benefit and a benefit calculated using the formula for the Change in Control (“CIC”) benefits provided under Section 3.9 of the SERP. Under the terms of the amended plan, the SERP Retention Benefit will vest and be calculated as of the earlier of (a) December 1, 2002, provided that you continue employment until that date or (b) the date of your earlier termination of employment due to your death or disability or the circumstances specified in Section 2.2.1(a) or 2.2.1(b) of this Agreement. In the event of your termination for any other reason prior to December 1, 2002, you would be ineligible for any SERP Retention Benefit. This SERP Retention Benefit would be in addition to any regular SERP benefits you accrue during your period of employment, including any SERP benefits you may accrue after December 1, 2002 until the date of your termination of employment.

1.3      Modified SERP Participation Service. In addition to the SERP Retention Benefit, you will be treated as having a full five Years of Participation under the SERP as of the date you sign this Agreement if your employment later terminates due to your death, disability or the circumstances specified in Sections 2.2.1(a) or 2.2.1(b) of this Agreement. At the Company’s sole discretion, this may be done either through an amendment to the SERP, a separate “top hat” plan for this purpose or through other means determined by the Company to provide an equivalent benefit. Benefits payable subject to this modification will be paid on the same schedule and basis as provided for in the SERP. You should consult with your own tax advisor about the appropriate treatment of this modified SERP Participation Service Benefit for federal and state income tax purposes.

1.4      Stock Options. A grant of 95,329 ScottishPower American Depositary Shares (“ADS”) stock options at a grant price of $31.75. The vesting schedule for these options is as follows:

1.4.1	Twenty-five percent (25%) on September 1, 2001;
1.4.2	Twenty-five percent (25%) on September 1, 2002; and
1.4.3	Fifty percent (50%) on September 1, 2003.

Any such grant will be subject to the terms of the stock option agreement provided in Exhibit A and the then-current PacifiCorp Stock Incentive Plan.

2.	Additional Requirements.

In addition to the continuing employment requirement specified above, you must also satisfy the following requirements in order to qualify for Retention Pay and Benefits under this Agreement. By signing this Agreement, you agree to the following:

2.1      Acceptance of Assigned Position. The Company has assigned you to the position of Vice President and CIO effective May 4, 2000. You acknowledge that you understand the duties and responsibilities of this position and you accept such assignment under the terms of this Agreement.

2.2      Waiver of Regular and CIC Severance Benefits. Unless one of the following exceptions applies, you waive from the date you execute this Agreement through November 28, 2004 any right you may have to any severance benefits identified in Exhibit A (“Regular Severance Benefits”) to the PacifiCorp Executive Severance Plan, as amended and restated December 1, 1998 (the “PESP”) and any CIC severance benefits identified in Exhibit B to the PESP (the “CIC Severance Benefits”).

2.2.1   During the period between the date you execute this Agreement and November 28, 2001, your waiver of CIC Severance Benefits shall not apply in the event of either of the following:

(a)	Your employment terminates involuntarily for other than gross misconduct or gross negligence as specified in Section 3.04-2(a)(ii) of the PESP; or
(b)

You have a qualifying “material alteration” as defined in Section 3.03-3 of the PESP after the effective date of this Agreement and resign your employment within two (2) months of the qualifying material alteration.

2.2.2   During the period between November 29, 2001 and November 28, 2004, your waiver of Regular Severance Benefits will not apply in the event that you terminate under any of the following circumstances:

(a)	You are involuntarily terminated and are deemed eligible for Regular Severance Benefits under Section 3.03-1(a)(iii) of the PESP; or
(b)

You have a qualifying “material alteration” as defined in Section 3.03-4 of the PESP and you voluntarily resign your employment within the time period specified in Section 3.03-1(a)(i) of the PESP in order to qualify for Regular Severance Benefits.

2.2.3   Effect of CIC or Regular Severance on Retention Pay and Benefits:

(a)

Effect of CIC Severance. You will automatically forfeit any rights to any unpaid Retention Pay specified in Section 1.1 and any unvested Stock Options specified in Section 1.3 of this Agreement in the event of your termination of employment under circumstances qualifying you for CIC Severance Benefits as described in Section 2.2.1(a) or (b) of this Agreement during the period between the date you execute this Agreement and November 28, 2001.

(b)

Effect of Regular Severance. You will be eligible to receive any unpaid Retention Pay specified in Section 1.1 and any unvested Stock Options specified in Section 1.3 of this Agreement in the event of your termination under circumstances qualifying you for Regular Severance Benefits under Sections 2.2.1 or 2.2.2 of this Agreement. Such benefits will be paid or provided to you in accordance with any applicable stock options agreement, benefit plan or separation agreement.

2.3      Waiver of CIC SERP Benefits. The SERP Retention Benefit described in Section 1.2 of this Agreement is in lieu of, not in addition to, the CIC SERP Benefit specified in Section 3.9 of the 1996 Restatement of the SERP, as amended through Amendment No. 6 (the “Current SERP”). You agree to waive any CIC SERP Benefits under Section 3.9 of the Current SERP, including any right to voluntarily resign and receive such benefits during the period that is at least 12 months and no later than 14 months following the closing of the ScottishPower Merger.

3.       Level of Benefits. The Company reserves the right to amend the PESP or the SERP at any time. However, during the period between the date you execute this Agreement and November 28, 2004, any such amendment will not reduce the level of benefits for which you are eligible under the SERP below an amount determined under the provisions of the Current SERP (excluding the CIC SERP Benefit specified in Section 3.9 of the Current SERP), plus the SERP Retention Benefit described in Section 1.2 of this Agreement if you qualify for the benefit. Except as provided in Section 3.3 of this Agreement, your level of PESP benefits for the period beginning from the date you execute this Agreement through November 28, 2004 will be no less than the following:

3.1      Level of Benefits from the Date of this Agreement through November 28, 2001. Your applicable benefits will be no less than would be provided under the applicable CIC provisions of the PESP in effect as of the effective date of this Agreement. Your current CIC level under the PESP is 2.5 times Annual Cash Compensation.

3.2      Level of Benefits from November 29, 2001 through November 28, 2004. Your applicable Regular Severance benefits will be no less than would be provided under the applicable provisions of the PESP in effect as of the effective date of this Agreement. Your current level is Level 2.

3.3      Reduction for Early Termination. Notwithstanding the foregoing, in the event your employment terminates prior to December 31, 2003 due to your death or disability or the circumstances specified in Sections 2.2.1(a) or 2.2.1(b) of this Agreement, your CIC Severance Benefits or Regular Severance Benefits under the PESP will be reduced by the applicable amount stated below or a pro-rated amount, rounded to the nearest whole month (e.g., $60,000 for a termination effective July 1, 2001):

3.3.1	$120,000 in the event of termination on or before July 4, 2000.
3.3.2	$80,000 in the event of termination on December 31, 2000.
3.3.3	$40,000 in the event of termination on December 31, 2001.
3.3.4	$00,000 in the event of termination on December 31, 2002 or thereafter.

4.       Other.

4.1      Time Frame for Acceptance. This Agreement is an offer to provide benefits not otherwise available to you. You will have until June 30, 2000 to accept this offer of benefits. This offer, therefore, will expire on June 30, 2000 if you do not accept it by that date. If you wish to enter into this Agreement, please sign and return the attached copy of the Agreement to Lea Anne Doolittle no later than June 30, 2000. If you decide not to enter into this Agreement, you will not be eligible to receive Retention Pay and Benefits.

4.2      Confidentiality. As a condition to receipt of the Retention Pay and Benefits offered under this Agreement, you agree not to disclose to any person, agency or court the terms and conditions of this Agreement and our discussions related to this Agreement unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law. You may discuss this Agreement with your attorney, financial advisor, certified public accountant or immediate family members on a confidential basis; provided however that you understand that any breach of confidentiality will be deemed a breach by you. You understand that if you breach this confidentiality provision, you will automatically forfeit all remaining unpaid Retention Pay and Benefits under this Agreement and be obligated to repay the value of any benefits already provided.

4.3      Tax Treatment of Retention Pay and Benefits. The Retention Pay and Benefits described in this Agreement are subject to applicable payroll deductions and tax withholding and may constitute taxable income to you. You are responsible for all tax obligations and should consult with your own tax advisor regarding the tax treatment of the Retention Pay and Benefits.

4.4      Entire Agreement. This Agreement contains the entire agreement between you and the Company concerning the subject matters discussed herein and supersedes and replaces any earlier understandings, agreements or summaries, written or oral. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. The terms of this Agreement are contractual and not mere recitals. If, for any reason, any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

4.5      Not a Contract of Employment. Nothing in this Agreement is intended to be a guaranty of employment or shall give any employee the right to continue employment throughout the term for which Retention Pay and Benefits are offered. Your employment with the Company shall remain at-will; you and the Company each have the right to end the employment relationship at any time.

4.6      Applicable Law. This Agreement shall be construed according to the laws of Oregon.

4.7      Successors and Assigns. Your rights and benefits under this Agreement are personal to you and may not be transferred or assigned voluntarily or involuntarily. This Agreement shall be binding on the Company, its successors and assigns, including any person acquiring control of the Company’s business and operations.

4.8      Conditions. The waiver of a condition of benefits on any occasion shall not constitute a waiver of any other condition on the same occasion or a waiver of the same or any other condition on any other occasion.

4.9      Dispute Resolution. Any dispute concerning the interpretation or construction of this Agreement or relating to any compensation or benefits you may claim under this Agreement or relating to any termination of employment on or before November 28, 2004 shall first be submitted to confidential mediation before a mediator selected by the parties. Should any dispute not be resolved through mediation, it shall be submitted and settled exclusively by confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such comparable rules as may be agreed upon by the parties. The parties shall be responsible for their own costs and legal fees in any mediation or arbitration proceeding. Both parties agree that the procedures outlined in this section are the exclusive methods of dispute resolution.

4.10    Termination. This Agreement shall automatically terminate in the event of your death or disability. For purposes of this Agreement, “disability” shall mean any medically determinable physical or mental impairment that renders you unable to engage in any substantial gainful activity and can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

4.10.1  In the event you die or become disabled before receiving all of the Retention Pay and Benefits offered under this Agreement as of the date of your death or disability, you or your estate will receive the SERP Retention Benefit specified in Section 1.2 of this Agreement, plus a prorated share of any unpaid Retention Pay (described in Section 1.1) based on the time period from the date of execution of this Agreement to the date of your death or disability as a percentage of the time period from the date of execution of this Agreement through November 28, 2004.

4.10.2  In the event of your death or disability prior to September 1, 2003, any vesting of unvested stock options will be in accordance with your Stock Option Agreement and any SERP benefit will be determined in accordance with the Current SERP.

PACIFICORP

By	/s/ Alan Richardson	Date:	6/9/00

Alan Richardson Chief Executive Officer

Accepted and agreed:

By	/s/ A. Richard Walje	Date:	6/30/00

A. Richard Walje